Exhibit (j)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights”  in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 62 to File No. 33-141120) of FundVantage Trust of our report on the EIC Value Fund and Timberline Small Cap Growth Fund dated June 26, 2012, included in the 2012 Annual Reports to shareholders.

/s/Ernst & Young, LLP

Philadelphia, Pennsylvania

August 27, 2012